EXHIBIT 4.6

                                 PROMISSORY NOTE


FOR VALUE  RECEIVED,  the  undersigned,  POWER  KIOSKS,  INC.,  the  "Borrower")
promises to pay to the order of THOMSON KERNAGHAN & CO, LTD., (the "Lender"), the principal amount of TWO HUNDRED AND FIFTY THOUSAND U.S. DOLLARS (250,000.00 U.S.) (The "Loan") on the 31st day of August, 2000 (the "Maturity Date").

In addition, the undersigned promises to pay interest, on the outstanding balance of this Note at the rate of ten percent (10%) per annum on the Maturity Date, calculated from the Closing Date until the Maturity Date.

The Borrower shall have the right to repay any part of the Loan and/or interest before the Maturity Date, without penalty.

The undersigned waives all right to notice of default, and in the event the Borrower is in default on the principal or interest on the Loan, the Lender shall have the right immediately to demand payment of the entire amount of the loan (together with interest thereon), and the Loan or any balance shall thereupon become due and payable without further notice.

In witness whereof, this Promissory Note is signed on this 5th day of June, 2000.


                                          POWER KIOSKS, INC.

                                          Per the Borrower Power Kiosks, Inc.


                                          /s/ Ronald Terry Cooke
                                          --------------------------------
                                          Ronald Terry Cooke
                                          President